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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE


                                Contact: George Sard/Anna Cordasco/Paul Caminiti
                                         Sard Verbinnen & Co.
                                         212/687-8080


            NEW VALLEY CORPORATION CALLS PROPOSED INFORMIX STOCK SWAP
                   FOR RED BRICK SYSTEMS "GROSSLY INADEQUATE"

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         MIAMI, FL, OCTOBER 8, 1998 -- New Valley Corporation (OTC: NVYL) today announced that it opposes the proposed acquisition of Red Brick Systems, Inc. (NASDAQ: REDB) by Informix Corporation (NASDAQ: IFMX). New Valley, which owns approximately 5% of the outstanding common stock of Red Brick, issued the following statement:

         "As a major shareholder of Red Brick Systems, New Valley opposes the proposed acquisition of Red Brick by Informix. The Informix proposal for Red Brick is grossly inadequate, offering a meager current premium in Informix stock of questionable value, and is not in the best interests of Red Brick shareholders."

         New Valley is principally engaged in investment banking and brokerage through Ladenburg, Thalmann & Co. Inc., in real estate development in Russia through BrookeMil Ltd., and in ownership and management of commercial real estate in the U.S. through its New Valley Realty division.




















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